CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
            PREFERENCE SHARES BY RESOLUTION OF THE BOARD OF DIRECTORS
          PROVIDING FOR AN ISSUE OF 125,000 PREFERRED SHARES DESIGNATED
                          AS SERIES E PREFERRED SHARES


     MEDNET, MPC CORPORATION (hereinafter referred to as the "Company"), a corporation organized and existing under the laws of the state of Nevada, in accordance with Title 7 Section 78.195 of the Private Corporations Law of the State of Nevada, does certify:

     THAT the Board of Directors of the Company, by unanimous consent dated July __, 1996, adopted a resolution providing for the issuance of a series of preferred shares to be designated "Series E Preferred Shares" with a resolution as follows:

         RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred shares of the Company, of a par value $.01 per share, to be designated "Series E Preferred Shares" (hereinafter "Preferred Stock") consisting of 125,000 shares which number of shares may be increased or decreased (but not below the number of shares thereof outstanding) from time to time by the Board of Directors; and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Preferred Stock are not stated and expressed in the Articles of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof as follows:


         1.   Designation of Series.

              Series E Preferred Shares

         2.   Number of Shares Constituting Such Series.

              125,000 Shares

         3.   Relationship to Series A, Series C and Series D Preferred Shares.

              The Company's preferred shares designated as the "10% Series A Convertible Exchangeable Preferred Stock" ("Series A Preferred"), the Company's preferred shares designated as the "Series C Preferred Shares" ("Series C Preferred") and the Company's preferred shares designated as the "Series D Preferred Shares" ("Series D Preferred") shall be senior to the Preferred Stock designated hereby with respect to payment of dividends and distributions on liquidation. Without the consent of the holders of the Preferred Stock designated hereby, the Company shall not issue any additional shares of Series A Preferred, Series C Preferred or Series D Preferred not outstanding on the date hereof.

         4.   Dividends.

              The Preferred Stock shall not be entitled to receive dividends, other than distributions in liquidation as provided herein.


         5.   Definition of Adjusted Face Amount.

              As used herein, the term "Adjusted Face Amount" on any date of one share of the Preferred Stock shall mean the sum of (i)$20.00, plus (ii) an amount equal to 5% per annum simple interest on such $20.00 calculated on the basis of a 360 day year of 12 thirty day months, which interest shall accrue daily commencing the original issue date for the Preferred Stock certificates (the "Original Issue Date") and which shall continue to accrue until all amounts in respect of the Preferred Stock shall have been paid in full to the holders thereof.


         6.   Preference on Liquidation.

              In  the  event  of  any  voluntary  or  involuntary   dissolution,
              liquidation or winding up of the affairs of the Company, the holders of the Preferred Stock shall be entitled to receive from the Company out of the assets legally available for distribution upon such dissolution, liquidation or winding up, the Adjusted Face Amount in respect of each share of Preferred Stock, calculated at the date of payment to such holders. No payment shall be made to the Preferred Stock on liquidation prior to the satisfaction of claims of creditors and payment in full of the liquidation preference of the Series A Preferred, the Series C Preferred and the Series D Preferred.

              A sale, conveyance or disposition of all or substantially all of the assets of the Company shall be deemed a liquidation under this Paragraph 6; however, neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up of the Company within the meaning of this Paragraph 6, but shall be instead subject to Paragraph 13 hereof.

              Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given, either personally or by mail to each holder of Preferred Stock, not less than 30 days prior to the payment date stated therein. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the holder at the holder's address as it appears on the share transfer books of the Company, with postage thereon prepaid.

         7.   Conversion at the Option of the Company.

              The Company shall have the right, at any time commencing six months from the date that the Securities and Exchange Commission (the "Commission") shall have declared effective under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement contemplated by the registration rights agreement between the Company and the original holder of the Preferred Stock and dated the Original Issue Date (the "Registration Rights Agreement"), to cause the Preferred Stock to be converted into shares of the Company's common stock, $.001 par value per share (the "Common Stock"), such right to be exercisable upon no less than thirty days notice to each holder of Preferred Shares (which notice may not be delivered prior to the effective date referenced above). Each share of Preferred Stock to be converted pursuant to the terms hereof at the option of the Company shall be converted into that number of shares of Common Stock determined by dividing (i) the Adjusted Face Amount on the date of conversion by (ii) the "Conversion Price" as defined in Paragraph 9 below. Notwithstanding the above, the Company is not entitled to require conversion if the Company makes any planned press release either (a) on the day it provides notice of such mandatory conversion to the holder or (b) prior to the close of trading on the following business day.


         8.   Conversion at the Option of the Holder.

              The holders of shares of Preferred Stock shall have the right in their discretion at any time on or after the date 61 days following the Original Issue Date to convert any whole number of shares of the Preferred Stock held by them into Common Stock; provided, however, that after the registration statement contemplated by the Registration Rights Agreement shall have been declared effective under the Securities Act by the Commission, a holder may not convert into Common Stock in excess of one-third (1/3) of the aggregate number of shares of Preferred Stock owned by such holder (as measured on the Original Issue Date) in each of the first three 15 day periods following such effective date (e.g., if a holder was originally issued 99 shares of Preferred Stock and first con verts on the 16th day following the effectiveness of the registration statement, such holder would be entitled to convert up to 66 shares of Preferred Stock on such day).  If at any time  after the  Original  Issue  Date the Market
              Price is equal to or less than $1.50, then, notwithstanding anything to the contrary set forth above, the holders of Preferred Stock shall have the right in their discretion at any time on or after such date to convert any or all of their shares of Preferred Stock into shares of Common Stock free of the conversion limitations set forth in the immediately preceding sentence. Each share of Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the Adjusted Face Amount on the date of conversion by (ii) the Conversion Price.

              Such conversion shall be effectuated by surrendering the Preferred Stock to be converted by overnight courier to the Company's registrar and transfer agent ("Transfer Agent") with a conversion notice (with an advance copy of the conversion notice to the Transfer Agent and the Company by facsimile), executed by the holder evidencing such holder's intention to convert the number of shares of Preferred Stock subject to such notice, and accompanied, in the event the holder desires to register the shares of Common Stock in a name other than that of holder, by proper assignment hereof. The Company and the Transfer Agent shall deliver the shares of Common Stock subject to such notice (free of restrictive legend as provided in the Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") between the Company and the original holder of the Preferred Stock) to the holder within three business days from date of receipt of the conversion notice and the original of the Preferred Stock certificate (or a lost certificate affidavit and bond in form reasonably satisfactory to the Company if the original certificate has been lost, mutilated or destroyed). If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the above mentioned conversion notice, the Company shall promptly deliver to the holder a certificate for such number of shares of Preferred Stock as have not been converted.

              The Company undertakes to, promptly upon its receipt of a conversion notice tendered by the Purchaser (as defined in the Purchase Agreement) or its sole designee (and, in any case prior to the time it effects such conversion), notify the Purchaser (or such designee) by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the Purchaser (or its sole designee, as the case may be) if the conversion requested in such conversion notice were effected in full, whereupon, notwithstanding anything to the contrary set forth herein, the Purchaser (or such designee, as the case may be) may, within one day of the notice from the Company, revoke such conversion to the extent that it determines that such conversion would result in the Purchaser (or such designee) owning in excess of 4.9% of the outstanding shares of Common Stock on such date, and the Company shall issue to the Purchaser (or such designee, as the case may
              be) one or more certificates representing shares of Preferred Stock which have not been converted as a result of this provision. If the Purchaser (or such designee, as the case may be) waives the applicability of this limitation by notice to the Company delivered upon its receipt of the Company's notice regarding the number of outstanding shares of Common Stock or if the Purchaser fails to respond to the Company's notice within one day thereafter, the Company shall effect in full the conversion requested in such notice.

              In all cases, the conversion of the Preferred Stock in full on the terms and at the applicable price contemplated hereby shall represent payment of the entire Adjusted Face Amount payable to the Holder hereunder. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion if the original of the Preferred Stock certificate (or lost certificate affidavit and bond as described above) is received by the Transfer Agent within five business days thereafter. If the original Preferred Stock certificate (or a lost certificate affidavit and bond in form reasonably satisfactory to the Company if the original certificate has been lost, mutilated or destroyed) is not received by the Transfer Agent within five business days after the Date of Conversion, the notice of conversion shall become null and void. No service charge will be made for any such conversion.


         9.   Conversion Price.

              The "Conversion Price" for conversion of Preferred Stock hereunder shall be the lower of (i) the Closing Bid Price on the Determination Date or (ii) 80% of the Market Price; provided, however, if the registration statement to be filed by the Company in accordance with the Registration Rights Agreement is not declared effective by the Commission for any reason by the Effective Date (as defined in the Registration Rights Agreement), then for each of the first two months after such Effective Date that such registration statement shall not have been so declared effective, the discount specified in clause (ii) above shall be increased by 1% (i.e., 79% at the end of the first such month and 78% at the end of the second such month). The additional discount contemplated above shall be triggered on the day after the Effective Date and the day that is one month thereafter.

              "Determination Date" shall be July 11, 1996.

              "Closing Bid Price" of the Common Stock for each day shall be the closing bid price of the Common Stock on such day as reported on the New York Stock Exchange composite tape, or, if the Common Stock is not listed or admitted for trading on such Exchange, on the principal national securities exchange or market on which the Common Stock is listed or admitted for trading, or if not listed or admitted for trading on any national securities exchange, the closing bid price of the Common Stock on the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or if the Common Stock is no longer publicly traded, the fair market value of the Common Stock as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority of the shares of Preferred Stock then outstanding; provided, that the Company, no later than the fifth calendar day after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser.

              "Market Price" shall mean the average of the Closing Bid Price for the five trading days immediately prior to the Date of Conversion (as herein defined).


         10.  Redemption/Conversion Option.

              The Company may, at its option, redeem or force the conversion of any outstanding and unconverted Preferred Stock on July 12, 1999 (the "Optional Redemption/Conversion Date"), provided that the Company notifies the holders no later than the third business day prior to the Optional Redemption/Conversion Date of its intention to either redeem or force the conversion of Preferred Stock pursuant to this paragraph.

              If the Company elects to redeem such outstanding and unconverted shares of Preferred Stock, the redemption price per share (the "Optional Redemption Price") shall equal the Adjusted Face Amount on the Optional Redemption Date and shall be paid by the Company to the holders of such unconverted Preferred Stock on the Optional Redemption Date. If any portion of the Optional Redemption Price shall not be paid by the Company within 7 calendar days after the Optional Redemption Date, such Optional Redemption Price shall be increased by an amount accruing from the 7th day to the 21st day after the Optional Redemption Date at the rate of 5% per annum, from the 22nd day to the 60th day at 8% per annum and from the 61st day until paid at the rate of 12% per annum. However, if any portion of the Optional Redemption Price remains unpaid more than 7 calendar days after the Optional Redemption/Conversion Date, then the holder may elect, by written notice to the Company given within 45 days after the Optional Redemption/Conversion Date, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Paragraph 8 hereof of all Preferred Shares for which the Optional Redemption Price, plus interest, has not been paid in full (the "Unpaid Optional Redemption Shares"), in which event the Market Price component of the Conversion Price shall be the lower of the Market Price calculated on the Optional Redemption/Conversion Date and the Market Price as of the holder's written demand for conversion, or
              (ii)demand that the Company withdraw its election to force such redemption. If the holder elects option (i)above, the Company shall within three business days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii)above, the Company shall promptly, and in any event not later than three business days from receipt of holder's notice of such election, return to the holder all of the Unpaid Optional Redemption Shares. If the holder elects option (i) above, the Company shall not be entitled to require early redemption of the Unpaid Shares as contemplated under Paragraph 11 below if they are presented for conversion at a later date.

              If the Company elects to force the holder to convert its Preferred Stock, then each share of Preferred Stock shall be converted into shares of Common Stock in accordance with the formula set forth in Paragraph 7 hereof and the time frame set forth in Paragraph 8 hereof.

         11.  Premium for Early Redemption.

              If any Preferred Stock is tendered for conversion at the option of the holder, the Company shall have the right, at its option, to redeem such Preferred Stock for cash by giving notice (the "Early Redemption Notice") to the holder by facsimile, original to follow by two-day courier, within one business day from the date facsimile notice of conversion is received by the Company. The redemption price shall be paid to the holder within seven calendar days after such facsimile has been given (the "Early Redemption Date"). The redemption price per share of Preferred Stock (the "Early Redemption Price") shall be calculated by multiplying the Adjusted Face Amount as of the proposed Conversion Date by the greater of a)120%, or b) a fraction, the numerator of which shall be the Closing Bid Price on the proposed Date of Conversion, and the denominator of which shall be Conversion Price, as defined above, applicable to holder's notice of conversion. Upon the giving of the Early Redemption Notice, all conversion rights of the affected Preferred Stock (notwithstanding the furnishing by the holder hereof of a notice of conversion to the Company), shall forthwith terminate, except only the right of the holder to receive the Early Redemption Price, and except as provided in the following paragraph of this Paragraph.

              If any portion of the Early Redemption Price shall not be paid by the Company within 7 calendar days after the Early Redemption Date, such Early Redemption Price shall be increased by an amount accruing from the 7th day after the Early Redemption Date at the rate of 12% per annum. If any portion of the Early Redemption Price remains unpaid more than 7 calendar days after the Early Redemption Date, then the holder may elect, by written notice to the Company given within 45 days after the Early Redemption Date, to either (i)reinstate its request to convert all Preferred Shares for which the Early Redemption Price, plus interest, has not been paid in full (the "Unpaid Shares") in which event the Market Price shall be the lower of the Market Price calculated for the original conversion request or the Market Price as of the written notice of reinstatement, or (ii)withdraw its request to convert the Unpaid Shares. If the holder elects option (i) above, the Company shall within three business days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Shares subject to the holder conversion notice which gave rise to the Early Redemption Notice of the Company and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option
              (ii)above, the Company shall promptly, and in any event not later than three business days from receipt of holder's notice of such election, return to the holder all of the Unpaid Shares. If the holder elects either of such remedies, then the Company shall not be entitled to require early redemption of the Unpaid Shares when they are again presented for conversion.


         12.  Adjustment for Certain Recapitalizations

              In the event of any (i) stock split, stock dividend or other distribution on the Common Stock payable in securities of the Company, or (ii) other reclassification of the Common Stock, or
              (iii) issuance by the Company of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Bid Price of Common Stock on the date of such issuance, or (iv) distribution to all holders of Common Stock (and not to holders of Preferred Stock) of evidences of its indebtedness or assets, the conversion price shall be equitably adjusted so that the holders shall receive, in exchange for the conversion price, such securities or other property which they would have received had they converted the Preferred Stock immediately prior to such event. The Company shall notify the holders of the Preferred Stock at least 20 days prior to the record date of any event which would so require an adjustment to the Conversion Price including such information as may be necessary for the holders to determine or estimate the anticipated adjustments to the Conversion Price.

         13.  Consolidations or Mergers

              In case of any consolidation or merger of the Company with or into another person, or any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or property, then the holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of a number of shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holders of Preferred Stock the right to receive the securities or property set forth in this Paragraph upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

         14.  Voting Rights.

              The Preferred Stock shall have one vote per share and, except as to matters for which Nevada law requires class voting, shall vote as a single class with the Common Stock.

         15. Shares of Common Stock. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

     AND THAT the issuance of 125,000 shares of Preferred Stock has been authorized by the Board of Directors of the Company.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed in its corporate name by its President and its corporate seal to be hereunto affixed and attached by its Secretary this __ day of August, 1996.


                                    MEDNET, MPC CORPORATION



                                    /s/ Dennis Smith
                                    ---------------------------
                                    Dennis Smith
                                    Vice-President


ATTEST:


/s/ Julie Ledbetter
- --------------------------
Julie Ledbetter, Secretary

STATE OF NEVADA                     )
                                            :ss.
COUNTY OF CLARK                     )

     I, ________________, a notary public, hereby certify that on this __ day of August, 1996, personally appeared before me _______________________, an officer of Mednet, MPC Corporation, who being by me first duly sworn, severally declared that he is the person who signed the foregoing document, and that the statements therein contained are true.



My Commission Expires:                                  Notary Public

                                              Residing at: ___________________